ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of April 28, 2004, by and among those parties listed on the signature page hereof and identified thereon as the Shareholders (the “Shareholders”), Anthony Mark Owens and Caroline S. Owens (together, the “Owners”), Natural Balance, Inc., a Colorado corporation (the “Company,” and collectively with the Owners and the Shareholders, the “Sellers”) and Natural Balance, Inc., a Delaware corporation (the “Buyer”).

WHEREAS, the Company is, among other things, in the business of manufacturing, marketing and distributing dietary supplements and other products (the “Business”) and owns certain tangible assets associated therewith; and

WHEREAS, the Owners are the owners of certain Proprietary Rights (as such term is defined in Section 1.1 hereof) licensed to the Company for use in its Business as well as certain real property used by the Company for its Business; and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to acquire from the Sellers, and the Sellers desire to sell to Buyer, substantially all of the assets and properties related to the Business.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)   “Affiliate” shall mean, with respect to any Person, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management policies of such Person, whether through the voting power of outstanding securities, by contract or otherwise.

(b)   “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).

(c)   “Claims” shall mean the written notice from the Buyer to either of the Sellers, describing in reasonable detail the nature of any claim made by the Buyer against any Indemnifying Party (as defined in Section 8.2(d) below) pursuant to this Agreement and the amount of the Loss (as defined in Section 8.2(a) below) with respect thereto, if then known.

(d)   “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)   “Contracts” shall mean any contracts, agreements and commitments, whether oral or written.

(f)    “Environmental, Health and Safety Requirements” shall mean all federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

(g)   “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(h)   “GAAP” shall mean United States generally accepted accounting principles as promulgated in effect from time to time, consistently applied.

(i)    “Indebtedness” shall mean collectively all obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing (as defined in Section 2.6), or any state of facts existing at or prior to the Closing, including (i) Taxes with respect to or based upon transactions or events occurring on or before the Closing and (ii) liabilities with respect to or based upon loans, indebtedness, promissory notes, debentures, deferred purchase price for property or services, capital lease obligations or similar obligations (or any guaranties of any of the foregoing).

(j)    “Knowledge,” or any similar term or knowledge qualification contained herein, shall mean (i) with respect to any individual, the actual knowledge of such Person after the reasonable investigation of all key employees, officers and directors of the Company and (ii) in the case of any Person other than an individual, the actual knowledge of such Person after the reasonable investigation of all key employees, officers and directors of such Person.

(k)   “Lien” shall mean any mortgage, pledge, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim, restriction, or other security interest of any kind.

(l)    “Manufacturing, Distribution and Accounting Facilities” shall mean the land and buildings, consisting of approximately 4.5 acres of land and 6 buildings containing approximately 40,454 total square feet of warehouse, distribution, storage and office space, and all associated property rights, currently leased by the Company from the Owners for Company’s manufacturing, distribution and accounting offices and facilities, and more particularly described on Exhibit A attached hereto, including all structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

(m)  “Non-Competition Period” shall mean the period beginning on the Closing Date and ending on the fourth anniversary of the Closing Date.

(n)   “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any other business entity or a governmental entity (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

(o)   “Proprietary Rights” means all of the following owned by, issued to, used by or licensed to any of the Sellers and used in the Business (whether pursuant to a written license or not), along with all associated income, royalties, damages and payments due from or payable by any third party (including, without limitation, damages and payments for past, present, or future infringements or misappropriations thereof), all other associated rights (including, without limitation, the right to sue and recover for past, present, or future infringements or misappropriations thereof), and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (i) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names and all registrations and applications for registration thereof, together with all goodwill associated therewith; (ii) copyrights and works of authorship, and all registrations and applications for registration thereof; (iii) computer software (including, without limitation, data, data bases and related documentation); (iv) trade secrets, confidential information, and proprietary data and information (including, without limitation, compilations of data (whether or not copyrighted or copyrightable), ideas, know-how, marketing, information, financial and accounting data, business and marketing plans, and customer and supplier lists and related information); (v) internet sites and related code, graphics, assets and other properties related thereto as well as all rights associated therewith, including the Website located at www.naturalbalance.com; (vi) all items set forth in Schedule 5.13; (vii) all other intellectual property rights; and (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium).

(p)   “Real Property” shall mean all of the real property and improvements used or intended to be used in, or otherwise related to, the Business, including the Sales and Executive Offices and the Manufacturing, Distribution and Accounting Facilities.

(q)   “Sales and Executive Offices” shall mean the land and buildings, consisting of approximately 1 acre of land and an approximate 7,200 square foot building, and all associated property rights, currently leased by the Company from the Owners for Company’s administrative and sales offices, and more particularly described on Exhibit B attached hereto, including all structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

(r)    “Tangible Assets” shall mean all assets of the Company or the Owners used in or related to the Business other than the Proprietary Rights.

(s)   “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other Tax, of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing.

(t)    “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale of Assets.

(a)   Purchased Assets.  Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 2.6), the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell, convey, assign, transfer and deliver to the Buyer by appropriate instruments reasonably satisfactory to the Buyer and its counsel, free and clear of all Liens, all of the assets, properties, rights, titles and interests of every kind and nature owned, licensed or leased by Company and the Owners and used in or related to the Business (including indirect and other forms of beneficial ownership) as of the Closing Date, whether tangible, intangible or personal and wherever located and by whomever possessed, including the Tangible Assets and the Proprietary Rights, including, without limitation, all of the following assets, but excluding all of the Excluded Assets (collectively, the “Purchased Assets”):

(i)            all Company accounts, notes and other receivables, including any prepayments and prepaid expenses;

(ii)           all inventory and related supplies of the Seller, (including product tags and product packaging components) and all inventory in transit that has been purchased, including but not limited to those items identified as Inventory in the NAV Schedule (collectively, “Inventory”);

(iii)         all of the Tangible Assets, including but not limited to those certain Fixed Assets identified in the NAV Schedule, together with the Accumulated Depreciation associated therewith (as such terms are set forth in the NAV Schedule), and including those assets listed in Schedule 5.4;

(iv)          all claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature;

(v)            all rights existing under those purchase orders to purchase goods or products relating to the Business as listed on the attached “Schedule 2.1(a)(v)” (collectively, the “Assigned Purchase Orders”);

(vi)          all rights under any warranties and indemnification obligations (whether implied or express) received from suppliers to the extent they pertain to the Purchased Assets;

(vii)         the right (but not the obligation) to hire any of the Company’s employees, consultants and independent contractors;

(viii)        all Proprietary Rights, including electronic and hard copies of any custom software programs, data, web pages and all related underlying software and documentation;

(ix)          all permits, licenses, franchises, and other authorizations obtained from federal, state or local governments or governmental agencies or other similar rights, and all data and records pertaining thereto related to the Business (collectively, “Government Licenses”);

(x)           all insurance, warranty, litigation, class action and condemnation proceeds received after the date hereof with respect to damage, non-conformance of or loss to the Purchased Assets, or which otherwise pertain to the Business or the activities conducted therefrom or in connection therewith, and all rights and proceeds under insurance policies to the extent related to or payable in connection with any of the Purchased Assets or the Assumed Liabilities, including those that arise under any certificates of insurance from suppliers or their insurers;

(xi)          all rights to receive mail and other communications addressed to the Company, the Owners or any Shareholder related to the Business;

(xii)         all telephone and facsimile numbers related to the Business;

(xiii)       customer lists, price lists and vendor lists and similar items related to the Business;

(xiv)        copies of books, financial and other corporate records to the extent related to the Business;

(xv)          all historical records, images, commercials, advertisements, brochures and similar items;

(xvi)        all goodwill of the Sellers associated with the Business, including the goodwill associated with existing customer relationships of the Business; and

(xvii)       any Contract that, within a reasonable period of time after the disclosure of such Contract to the Buyer, the Buyer elects in writing to assume (the “Assumed Contracts”).

(b)   Excluded Assets.  The Sellers shall retain all of their right, title and interest in and to, and shall not transfer to the Buyer the following assets (collectively, the “Excluded Assets”):

(i)            all cash and cash equivalents on hand, as identified on the “NAV Schedule”;

(ii)           the Notes Receivable identified on the “NAV Schedule”;

(iii)         the Building & Improvements identified on the “NAV Schedule” as being not purchased, together with the Accumulated Depreciation associated therewith;

(iv)          the rights of Company, Owners and the Shareholders pursuant to this Agreement;

(v)            the originals of books, financial and other corporate records related to the Business, including Tax Returns, stock and minute books, corporate seal and corporate records of Company; and

(vi)          all Contracts, except to the extent that such Contract is or becomes an Assumed Contract.

2.2  Limited Assumption of Liabilities.  Subject to the conditions specified in this Agreement, from and after the Closing, the Buyer shall assume and agree to pay, perform, discharge and satisfy, as and when due in accordance with their terms, all liabilities and obligations of the Company arising under the Assigned Purchase Orders or the Assumed Contracts, to pay for goods, products, or services to be furnished to the Buyer after the Closing to the extent, and only to the extent, arising out of obligations of performance thereunder which obligations are to be performed solely after the Closing (the “Assumed Liabilities”).

2.3   Excluded Liabilities.  Except for the Assumed Liabilities, the Buyer shall not assume, and shall have no liability or obligation for any other liabilities of any of the Sellers (collectively, the “Excluded Liabilities”), including liabilities or obligations of any of the Sellers arising out of or related to: (A) any other obligation required to be recorded on a balance sheet of the Sellers prepared in accordance with GAAP, (B) Taxes, (C) indebtedness for borrowed money or deferred purchase price for property or services (including, without limitation, pursuant to any capital lease), (D) any amounts due to Affiliates or any intercompany or interbranch or interstore liabilities, (E) any Excluded Assets, (F) any trade accounts payable by the Sellers, whether related to the Business or otherwise, (G) any accrued liabilities, whether related to the Business or otherwise, (H) any present or former employees of the Company (including, without limitation, any Plan (as defined in Section 5.18 below) (I) any contract or arrangement with any Affiliates or (J) any default or breach of contract, breach of warranty, tort, infringement, violation of law or environmental matter (in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

2.4   Purchase Price for Purchased Assets.  In consideration for the Purchased Assets, the Buyer shall pay to the Sellers the purchase price (“Purchase Price”) as follows:

(a)   $5,800,000 for the Tangible Assets, subject to adjustment pursuant to Section 2.5 and Section 9.2 below and subject to the retention of $250,000 as a holdback (the “Holdback Amount”) pursuant to Section 2.7 below, payable to the Company, plus

(b)   $3,000,000 for the Proprietary Rights, payable to the Owners; plus

(c)   $200,000, as adjusted pursuant to Section 2.5(b) below (and referred to and defined therein as the “Net New Product Payment”), payable to the Owners.

Other than the Net New Product Payment and the Holdback Amount, the Purchase Price shall be payable on the Closing Date by wire transfer of immediately available funds to an account or accounts designated by Company and the Owners.

2.5    Adjustments to Purchase Price.

(a)   NAV.

(i)            Minimum NAV.  Company, the Owners and Buyer have agreed that Company should have a net asset value as of the Closing Date of at least $3,000,000, as more specifically set forth in the NAV Schedule (the “Minimum NAV”).

(ii)           Estimated NAV.  The parties hereto agree that in determining the estimated net asset value at Closing (the “Estimated NAV”), adjustments will be made to the extent that the Latest Financial Statements of the Company fail to conform in all respects to GAAP, including all required reserves and accruals for relevant items, such as:

(A)  accounts receivable (with 100% reserves for all receivables in excess of 120 days or that relate to accounts that are known or suspected to be uncollectible), and reserves for coop advertising and reserves for sales returns, allowances and chargebacks, it being understood that an accounts receivable aging review shall be completed the day prior to Closing and used in the calculation of the Estimated NAV;
(B)   all Inventory, which must be good and saleable (valued at standard cost under FIFO), with all items of raw materials, WIP or finished goods in excess of the last 12 months historical sales on hand being fully reserved, with no raw materials or WIP with an age greater than 12 months, and with no finished goods with an age greater than 24 months, unless fully reserved for, and which shall not include old or obsolete items, nor shall the Inventory include any supplies or items normally expensed; it being understood that an inventory audit shall be completed the day prior to Closing and used in the calculation of the Estimated NAV (it being understood that with respect to the inventory of No-Rad, the Buyer and Sellers shall cooperate in finding and carrying out the preferred means of distributing or selling the inventory for the credit of Owners if it turns out that such inventory is not acquired by Buyers pursuant to this Section 2.5(a)(ii)(B);

(C)   proper reserves for consumer returns and product warranties; and
(D)  on the day prior to Closing, for all Purchased Assets, the parties will undertake and complete a review of accumulated depreciation on all fixed assets through Closing.

If any item on the Company’s historical financial statements is not reflected in accordance with GAAP, or if any item which should be reflected on the Company’s historical financial statements is missing therefrom, in determining the Estimated NAV such items shall nonetheless be included and determined in accordance with GAAP, and all accounting entries will be taken into account regardless of their amount, all known errors and omissions will be corrected and all known proper adjustments will be made.  In the absence of reaching a mutual agreement on the Estimated NAV, the Estimated NAV shall equal the mean average of Buyer’s good faith proposal and Seller’s good faith proposal.  If the Estimated NAV is less than the Minimum NAV, the Purchase Price payable at Closing shall be decreased by the amount of such shortfall.  If the Estimated NAV is more than the Minimum NAV, the Purchase Price payable at closing shall be increased by the amount of such difference.

(iii)         Post-Closing Adjustment.  As promptly as practicable, but in no event later than 90 days after the Closing Date, Buyer shall prepare and deliver to the Owners a written statement (the “Proposed Statement”) setting forth a calculation of the actual NAV (“Actual NAV”).  If Owners have any objections to the Proposed Statement, they shall jointly deliver a detailed statement describing the objections to Buyer within 30 days after receiving the Proposed Statement, and in the absence of providing any such objection, the Proposed Statement shall be deemed the final statement (the “Final Statement”) and the calculation of the Actual NAV set forth on the Final Statement shall be conclusive and binding upon the parties hereto.  The Buyer and the Company shall use commercially reasonable efforts to resolve any such objections.  If the Buyer and the Company fail to obtain a final resolution within 30 days after the Buyer receives the Company’s objections to the Proposed Statement, the Buyer and the Company shall select a single accounting firm mutually acceptable to the Buyer and the Company, and such accounting firm shall resolve any objections.  If the Buyer and the Company are unable to select a mutually acceptable accounting firm, they will select a nationally-recognized “Big-4” accounting firm by lot (after excluding their respective regular outside accounting firms), and such accounting firm shall resolve any objections.  The determination of any accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the Buyer and the Company.  The Buyer shall thereafter revise the Proposed Statement to reflect the determination of the accounting firm and the final revised Proposed Statement shall become the Final Statement.  Buyer and Company shall equally share the costs, fees and expenses associated with retaining any such accounting firm.  If the Actual NAV (as finally determined pursuant to this Section 2.5(a)(iii)) is less than the Estimated NAV, Company will pay to Buyer an amount equal to the full amount of such difference (plus interest thereon at the prime rate of Wells Fargo Bank, N.A. then in effect plus 100 basis points per annum calculated as of the Closing Date) by wire transfer or delivery of other immediately available funds within three business days after the date on which the Actual NAV is finally determined.  If the Actual NAV (as finally determined pursuant to this Section 2.5(a)(iii)) is more than the Estimated NAV, Buyer will pay to Company an amount equal to the full amount of such difference (plus interest thereon at the prime rate of Wells Fargo Bank, N.A. then in effect plus 100 basis points per annum calculated as of the Closing Date) by wire transfer or delivery of other immediately available funds within three business days after the date on which the Actual NAV is finally determined.

(b)   Net New Product Payments.

(i)            The 23 new products set forth in further detail in Attachment A are scheduled to be released by the Company in April and May of 2004 (the “New Products”).  In connection with the release of the New Products, the Buyer has agreed to pay to the Owners an amount of $200,000 based on estimated sales of $2,000,000. However, the parties acknowledge that the actual sales of the New Products may be higher or lower than this estimate; accordingly, the Buyer shall be obligated to pay and the Owners shall be entitled to receive an amount equal to 10% of the net sales of New Products during each calendar quarter with respect to sales that fall within the period that ends on the second anniversary of the Closing Date (the “Net New Product Payment”). The Net New Product Payment shall be payable to the Owners within 45 days of the end of each such calendar quarter.  The first such quarter shall be the first complete calendar quarter following the Closing Date (and if there are any months or partial months that precede such calendar quarter, they shall be included in the first such calculation and payment calculated on a pro rata basis).   For purposes of calculating sales of New Products, all credits, chargebacks and returns shall be deducted and the total amount of any initial New Products sales to stores that receive the 35% or 50% opening order discount or other similar discount related to initial orders or sets placed into stores shall be exempted.

(ii)           Net New Product Payments not paid within 30 days of their due date shall bear interest at the rate of 12% per annum until paid.  All amounts referred to and all payments required to be made herein are expressed and shall be paid in U.S. funds.  To the extent that any Net New Product Payment must be calculated based on foreign currencies, Buyer shall be entitled to calculate the Net New Product Payment based on the conversion or exchange rate which it obtains.

(iii)         Together with the payment of the Net New Product Payment, Buyer shall render to Owners written statements disclosing the Net New Product Payment hereunder.  Each statement shall set forth and itemize the Net Sales of New Products during the preceding period and the calculation of the Net New Product Payment.

(iv)          Buyer agrees to keep full, clear, and accurate books and records showing the Net Sales of New Products on which payments hereunder are calculated and to permit Owners, or their authorized representative, with 10 days advance notice, and no more than once each fiscal year, during the period in which any Net New Product Payment is owing and for a period of no more than six months thereafter, to inspect and examine its books and records relating to the Net New Product Payment, insofar as it is deemed reasonably necessary by Owners to determine the Net New Product Payment due hereunder.

(c)   Sales and Executive Offices.  Company, Owners and the Buyer have discussed the possibility of Buyer’s purchase of the the Sales and Executive Offices at a mutually agreeable appraised fair market value.  If the parties reach agreement on such fair market value prior to the Closing Date, this Agreement may be amended or the parties may enter into a separate agreement for the purchase and sale of the Sales and Executive `Offices.

2.6  Closing of Transactions.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of John Kearns, Esq. at 8400 East Prentice Avenue, No. 830, Greenwood Village, CO, 80111 at 10:00 a.m. MST time on May 14, 2004, if all of the conditions to Closing specified in Section 3.1 have been satisfied, and if not, then at such other place and time as the parties may mutually agree or, failing such agreement, then at 10:00 a.m. on a date designated by the Buyer which shall be no later than May 30th, 2004.  The date on which the Closing shall occur is herein referred to as the “Closing Date” and the Closing shall be deemed effective as of the close of business on the Closing Date.

                                2.7   Disposition of Holdback Amount.  In addition to any other rights and remedies available to Buyer and without limiting Buyer’s ability to recover for any claims made pursuant to this Agreement, the Holdback Amount will be available to satisfy any other amounts owed by any of the Sellers to the Buyer pursuant to this Agreement.  More specifically, three hundred sixty five (365) days following the Closing Date (or, if not on a business day then the next following business day), the Buyer shall release and deliver to the Company the Holdback Amount, less the amount, if any, as to which Claims shall theretofore have been made by the Buyer subject to the indemnification provisions contained in Section 8.2.  If the amount of any such Claims exceeds the amount of the Holdback Amount, the entire remaining balance of the Holdback Amount shall be set aside and retained by the Buyer until the final disposition of such Claims.

ARTICLE III
CONDITIONS TO CLOSING

3.1 Conditions to Buyer’s Obligations. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions by the Sellers on or before the Closing Date:

(a)   Representations and Warranties.  Without duplication of any “materiality” qualifiers contained therein, each of the representations and warranties set forth in Article V hereof will be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date (except to such extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(b)   Performance.  The Owners, the Shareholders and the Company shall have each performed and complied in all material respects with the covenants and obligations required by this Agreement to be performed by them at or prior to the Closing Date;

(c)   Consents.  All consents by third parties that are required for the transfer of the Purchased Assets to the Buyer, or that are required for the consummation of the transactions contemplated hereby, or that are required in order to prevent a breach of, a default under or a termination or material modification of any material agreement to which the Company is a party or to which any material portion of the property of the Company is subject will have been obtained, and releases of any and all security interests held by third parties for which the underlying indebtedness has been, or will be, repaid by the Company on the Closing Date will have been obtained (except for those items noted with an asterisk on the Lease and Encumbrances Schedule attached at Schedule 5.8), all on terms reasonably satisfactory to the Buyer;

(d)   Governmental Approvals.  All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained on terms reasonably satisfactory to Buyer;

(e)   No Actions.  No action or proceeding before any court or government body shall be pending or threatened wherein an unfavorable judgment, decree, injunction or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, or which could materially and adversely affect the right of the Buyer to own, operate or control the Company;

(f)    Financial Statements.  The Company and the Owners shall have delivered to the Buyer copies of the Company’s (i) final audited financial statements for the period ended as of December 31, 2003, and (ii) unaudited financial statements (typically referred to by the Company as the Summarized Balance Sheet and Income Statement), as soon as they become available, for the periods ending as of March 31, 2004, April 30,th 2004 and for the period ending as of the Closing Date, in each case, as soon as they are available but no later than twenty (20) calendar days after the end of each such period (which balance sheets shall be referred to herein as the “Interim Financial Statements”).  The Interim Financial Statements shall be prepared according to GAAP consistently applied;

(g)   Consulting Agreement.  Anthony Mark Owens and Buyer shall have negotiated and entered into a Consulting Agreement in a mutually acceptable form that (i) includes those basic terms provided on the Consulting Agreement Summary attached as Exhibit C, (ii) provides for research and development bonuses payable to Mark as set forth on the “R&D Bonus Schedule”  attached as Exhibit D; and (iii) includes other terms typical for a transaction of this nature and mutually agreeable to Buyer and Mark, and the Consulting Agreement shall be in full force and effect;

(h)   Lease Agreement.  Company, Owners and Buyer shall have negotiated and entered into a Lease Agreement, in a mutually acceptable form, that provides for those basic terms provided on the Lease Agreement Summary attached as Exhibit E, and (ii) includes other terms typical for a transaction of this nature and mutually agreeable to Buyer and Owners (the “Lease Agreement”), and the Lease Agreement shall be in full force and effect;

(i)    Payoff and Release Letters.  The Buyer shall have received payoff and release letters in form and substance satisfactory to the Buyer with respect to the complete payment and satisfaction of all of the Seller’s Indebtedness and the release of all Liens on the Purchased Assets of the Company, if any;

(j)    Due Diligence.  Buyer shall have completed, and shall be satisfied (in Buyer’s sole discretion) with the results of, (i) all due diligence Buyer elects to perform regarding any of the Contracts that are binding upon either or both of the Company and Owners, and (ii) all other due diligence Buyer may elect to perform regarding the Company or its Business;

(k)   Lease Cancellation.  The Owners and the Company shall have cancelled all existing leases with respect to the Real Property and shall have delivered to Buyer satisfactory evidence thereof;

(l)    Royalty Agreement Cancellation.  The Owners and the Company shall have cancelled all existing royalty agreements with respect to the Proprietary Rights and shall have delivered to the Buyer satisfactory evidence thereof;

(m)  No Material Adverse Effect to Real Property.  No damage or destruction or other change has occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would have a material adverse effect upon the use or occupancy of the Real Property or the operation of the Business;

(n)   Other Deliverables.  On or prior to the Closing Date, the Sellers shall have delivered to the Buyer each of the following:

(i)            certificate from each of the Sellers, dated as of the Closing Date, stating that the preconditions specified in this Section 3.1 have been satisfied;

(ii)           certified copies of the resolutions of Company’s board of directors approving the transactions contemplated by this Agreement;

(iii)         copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions contemplated herein;

(iv)          all formulations for all products of the Company, sufficient for a knowledgeable person to manufacture the same without further information or instructions;

(v)            complete customer and vendor lists of the Company, including all relevant contact information, such as addresses, phone numbers, fax numbers, principal contact persons, all of which shall preferably be provided in both hard copy and in electronic format; and

(vi)          such other documents or instruments as Buyer reasonably requests to effect the transactions contemplated hereby.

(o)   No Material Adverse Change.  There shall have been no material adverse change from the date of this Agreement in the business, assets, financial condition, operating results, earnings, the customer, supplier, employee and sales representative relations, the business condition, the financing arrangements or any business prospects of the Company;

(p)   Satisfaction of Covenants.  The covenants set forth in Section 4.1 hereunder shall have been completed to the satisfaction of the Buyer; and

(q)   All Other Actions.  All actions to be taken by the Company, Owners or Shareholders in connection with the consummation of Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by such parties to effect the transactions contemplated hereby reasonably requested by Buyer will be reasonably satisfactory in form and substance to Buyer.

Any condition specified in this Section 3.1 may be waived by the Buyer, provided that no such waiver will be effective unless it is set forth in a writing executed by the Buyer and delivered to the Company and the Owners or unless the Buyer agrees to consummate the transactions contemplated by this Agreement without satisfaction of such condition.

3.2  Conditions to the Seller’s Obligations.  The obligation of each of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)   Representations and Warranties.  Without duplication of any “materiality” qualifiers contained therein, each of the representations and warranties set forth in Article VI hereof will be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date (except to such extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(b)   Performance.  The Buyer will have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c)   Governmental Approvals.  All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

(d)   No Actions.  No action or proceeding before any court or governmental body will be pending or threatened wherein an unfavorable judgment, decree, injunction or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e)   Consulting Agreement.  The Buyer shall have executed and delivered to the other signature parties thereto the counterpart to the Consulting Agreement, and the Consulting Agreement shall be in full force and effect;

(f)    Lease Agreement.  The Buyer shall have executed and delivered to the other signature parties thereto the counterpart to the Lease Agreement, and the Lease Agreement shall be in full force and effect;

(g)   Other Deliverables.  On or prior to the Closing Date, the Buyer shall have delivered or caused to be delivered to Company and Owners all of the following:

(i)            a certificate from the Buyer, dated the Closing Date, stating that the preconditions specified in this Section 3.2 have been satisfied;

(ii)           certified copies of the resolutions of the Buyer’s board of directors approving the transactions contemplated by this Agreement;

(iii)         the Purchase Price, less the Holdback Amount, for the Purchased Assets; and

(iv)          such other documents or instruments as Sellers reasonably request to effect the transactions contemplated hereby.

Any condition specified in this Section 3.2 may be waived by the Company and the Owners, provided that no such waiver shall be effective unless it is set forth in writing executed by the Company and the Owners or unless the Company and the Owners agree to consummate the transactions contemplated by this Agreement without the satisfaction of such condition.

ARTICLE IV
PRE-CLOSING COVENANTS

4.1  Pre-Closing Covenants.  The parties hereto agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)   General.  Each of the parties hereto shall use their reasonable best efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but no waiver, of the closing conditions set forth in Article III above);

(b)   Operation of the Business.  Each of the Sellers shall use their reasonable best efforts to carry on the Business of the Company and the Owners substantially in the same manner as historically conducted and shall refrain from engaging in any practice, taking any action, or entering into any transaction outside the ordinary course of business;

(c)   Preservation of the Business.  Each of the Sellers shall keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies and relationships with its employees, lessors, licensors, suppliers, contractors, distributors customers and others having business dealings with the Business, sufficient to enable the Company to operate its Business in accordance with past practices;

(d)   Maintenance of Assets.  Each of the Sellers shall maintain the assets of the Company and the Owners in customary repair, order and condition consistent with past practice and current needs, replace in accordance with past practice its inoperable, worn out or obsolete assets and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date for which the Company and/or the Owners are insured, either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by the Buyer, the Company and the Owners;

(e)   Books and Records.  Each of the Sellers shall maintain the books, accounts and records of the Company and the Owners in accordance with past custom and practice as used in the preparation of the Financial Statements (as defined in Section 5.4(a) below);

(f)    Notice of Developments.  The Sellers shall give prompt written notice to the Buyer of any material adverse development causing a breach of any of its own representations and warranties in Article V hereof or any breach of any covenant hereunder by any of the Sellers;

(g)   Maintenance of Real Property.  Each of the Sellers shall maintain the Real Property, including all buildings and improvements thereon, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and not demolish or remove any of such buildings and improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of the Buyer;

(h)   Maintain Open Communications.  Sellers shall confer on a reasonable basis at the Buyer’s request with representatives of the Buyer to report on operational matters and the general status of ongoing operations;

(i)    Other Negative Covenants.  Each of the Sellers shall refrain from the following:

(i)            making any loans, entering into any insider transactions or making or granting any increase in any employee’s or officer’s compensation or making or granting any increase in any employee benefit plan, incentive arrangement or other benefit covering any of the employees of the Company, other than in the ordinary course of the Company’s business consistent with past practices to or with individuals who are not affiliated with Company or the Owners or the Shareholders;

(ii)           establishing or, except in accordance with past practice, contributing to any pension, retirement, profit sharing or stock bonus plan or multiemployer plan covering the employees of the Company;

(iii)         entering into any contract, agreement or transaction other than in the ordinary course of the Company’s business consistent with past practice and at arm’s length with persons or entities that are not affiliated with the Company or the Owners; and

(iv)          making or changing any election, changing any annual accounting period, adopting or changing any accounting method, filing any amended Tax Return, entering into any closing agreement, settling any Tax claim or assessment relating to the Company, surrendering any right to claim a refund of Taxes, consenting to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taking any other similar action, or omitting to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company.

(j)    Buyer Cooperation.  The Buyer shall cooperate with the Company and the Owners and use its reasonable best efforts to cause the conditions to the Company and Seller’s obligations to close to be satisfied (including the execution and delivery of all agreements contemplated hereunder to be so executed and delivered);

(k)   Interim Financial Statements.  Sellers shall fully cooperate with Buyer’s financial personnel and outside accountants to cause the Interim Financial Statements to be updated and prepared in conformity with GAAP, consistently applied, by making appropriate and necessary accruals; and

(l)    Access.  Company and Owners shall provide, and shall cause their respective officers, employees, agents and representatives (including the Company’s independent accountants) to provide to Buyer and its officers, employees, agents and representatives reasonable access to personnel (including the Company’s independent accountants), and financial, accounting and other data and information (including workpapers of the Company’s independent accountants, whether prepared in contemplation of this Section 4.1 or otherwise), to the extent relating to the calculation of any of the amounts described in this Section 4.1 as reasonably requested by the Buyer, its representatives or agents for purposes of evaluating the Company’s and the Owner’s compliance with the terms and conditions of this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

The Sellers jointly and severally represent and warrant to the Buyer that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V).

5.1  Organization and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

5.2  Authorization of Transactions.  The Company has full corporate power and authority to execute and deliver this Agreement and perform all of its obligations hereunder.  Without limiting the generality of the foregoing, the board of directors of the Company and the Shareholders have duly authorized the execution, delivery, and performance of this Agreement by the Sellers.  This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable in accordance with its terms and conditions.

5.2  Non-Contravention.  Neither the execution and the delivery by the Sellers of this Agreement or any other agreements as contemplated herein to which it is a party, the performance by it of its obligations hereunder or thereunder, nor the consummation by it of the transactions contemplated hereby or thereby, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company; (ii) conflict with, result in any breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a material adverse effect; or (iii) require the giving of notice to, making of any filing with, or obtaining any authorization, consent, approval, exemption or other action of any court or other governmental body.

5.4  Financial Statements.

(a)   Set forth in Schedule 5.4 are the true and correct copies of the Company’s financial statements that include copies of the Company’s (i) preliminary audited financial statements as of December 31, 2003, as adjusted (together with the Interim Financial Statements, the “Latest Financial Statements”) and the related statements of income for the 12-month period then ended, (ii) audited balance sheets and statements of income for the fiscal years ended December 31, 2001 and December 31, 2002, (iii) the federal and Colorado state corporate income Tax returns and supporting schedules for calendar years 2001, 2002, and 2003.  Except as set forth in Schedule 5.4, each of the foregoing financial statements (including in all cases the notes thereto, if any) (collectively, the “Financial Statements”) is accurate and complete in all material respects, is consistent with the Company’s books and records (which, in turn, are accurate and complete in all material respects), present fairly, in all material respects, the Company’s financial position and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with the Company’s past accounting practices consistently applied.

(b)   The Interim Financial Statements delivered in accordance with Section 3.1(f) above were prepared in accordance with GAAP, consistently applied.

5.5   Title to and Condition of Assets.

(a)   Sellers have good and marketable titles to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Latest Financial Statements or acquired after the date hereof, free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Latest Financial Statements.  Without limiting the generality of the foregoing, the Company has good and marketable title to all of the Purchased Assets, free and clear of any Liens or restriction on transfer.

(b)   The Tangible Assets owned or otherwise used by the Company in the conduct of its business (other than assets that are not necessary for the operation of the Business) are in satisfactory operating condition and repair and are usable in the ordinary course of business, subject only to the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction.

5.6  Absence of Undisclosed Liabilities.  The Company has no material obligations or liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to becoming due, including any liability for Taxes and liabilities with respect to or based upon loans, indebtedness, promissory notes, debentures, deferred purchase price for property or services, or similar obligations (or any guaranties of any of the foregoing)), except for (i) liabilities set forth on the face of the Latest Financial Statements (rather than in any notes thereto); (ii) liabilities that have arisen after the most recent fiscal month end in the ordinary course of business (none of which is a result of a breach); and (iii) those liabilities disclosed in Schedule 5.6.

5.6  Absence of Certain Developments.  Except as set forth in Schedule 5.7, and except as expressly contemplated by this Agreement, since the date of the Latest Financial Statements, the Sellers have not:

(a)   suffered a material adverse change in the Business or financial condition or operating results or earnings or assets or customer, supplier, employee and sales representative relations, taken in the aggregate, or business condition or financing arrangements of the Company or the Owners and there has been no material casualty loss or damage to the assets of the Company or the Owners (whether or not covered by insurance);

(b)   borrowed any amount or incurred or became subject to any liabilities, except trade payables incurred in the ordinary course of business consistent with past practice;

(c)   discharged or satisfied any Lien or paid any obligation or liability, or prepaid any amount of indebtedness for borrowed money, other than those discharged, satisfied, paid or prepaid in the ordinary course of business;

(d)   mortgaged, pledged or subjected to any Lien any portion of the properties or assets associated with or used in the Business;

(e)   sold, leased, assigned or transferred (including transfers to any employees or affiliates of the Company) any portion of their respective tangible assets associated with or used in the Business, except sales of Inventory in the ordinary course of business consistent with past practice, or cancelled without fair consideration any debts or claims owing to or held by Company;

(f)    sold, assigned, licensed or transferred (including without limitation transfers to any employees or affiliates of the Company) any Proprietary Rights or disclosed any confidential information other than pursuant to agreements preserving all rights of the Sellers in such confidential information or, to the Seller’s Knowledge, received any written confidential information of any third party in violation of any obligation of confidentiality;

(g)   suffered any extraordinary losses or waived in writing any rights of significant value, whether or not in the ordinary course of business or consistent with past custom and practice;

(h)   suffered any theft, damage, destruction or casualty loss in excess of $5,000 per incident and $10,000 in the aggregate, to their respective tangible assets associated with or used in the Business, whether or not covered by insurance, or suffered any substantial destruction;

(i)    entered into, amended or terminated any Contract, or taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any Affiliate, director, officer or employee;

(j)    made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except in the ordinary course of business consistent with past practices;

(k)   conducted cash management customs and practices other than in the ordinary course of business consistent with past practices;

(l)    made any capital expenditures or commitments for capital expenditures that aggregate in excess of $20,000;

(m)  made any loans or advances of money, except for advances made to employees not in excess of $5,000 in the aggregate;

(n)   made any charitable contributions, pledges, association fees or dues;

(o)   entered into any lease of capital equipment or real estate involving rents in excess of $5,000 per annum;

(p)   changed or authorized any change in the Company’s articles of incorporation or by-laws; or

(q)   committed to any of the foregoing.

5.8  Real Property.  Except as set forth on Schedule 5.8 (the “Leases and Encumbrances Schedule”):

(a)   The Owners and Company have good and marketable indefeasible fee simple title to all Real Property, free and clear of all Liens and the Company and the Owners have not leased or otherwise granted to any Person the right to use or occupy such Real Property or any portion thereof other than leases between Owners and Company that will be terminated at or prior to Closing.  The termination of any lease applicable to the Real Property does not require the consent of any party other than Owners and Company.

(b)   There are no proceedings in eminent domain or other similar proceedings pending or, to Company’s or Owners’ Knowledge, threatened or affecting any of the Real Property.  There exists no judgment, order or similar decree outstanding, nor any litigation, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any person of the Real Property.

(c)   The current use of the Real Property does not violate any instrument of record or agreement affecting the Real Property, nor shall the consummation of this transaction result in any such violation.  There is no violation of any covenant, condition, restriction, easement, agreement or order of any governmental authority having jurisdiction over the Real Property that affects such real property or the use or occupancy thereof.  No damage or destruction has occurred with respect to any of the Real Property that, individually or in the aggregate, has had or resulted in, or will have or result in, an adverse effect on the operation of the Business.

(d)   All buildings and all components of all buildings, structures and other improvements included within the Real Property (the “Improvements”) are in good condition and repair and adequate to operate such facilities, and, to the Knowledge of Company and Owners, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any significant respect with the use, occupancy or operation thereof.  There are no structural deficiencies or latent defects affecting any Improvements located upon the Real Property.  All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Property are installed and operating and are sufficient to enable the Real Property to be used and operated to conduct the operations of the Business.  The Real Property, and all of the fixtures, facilities and improvements thereon, are in compliance with all applicable laws and regulations and the consummation of the transaction shall not give rise to any violation of any such laws and regulations.

(e)   Company and Owners own good and marketable title, free and clear of all Liens, to all of the personal and intangible personal property and assets of Seller included within the Purchased Assets.  At the Closing, Sellers will convey good and marketable title to all of the personal property and assets included within the Purchased Assets, free and clear of all Liens.  The Purchased Assets so conveyed will include all of those assets (real, personal, tangible and intangible) necessary to conduct the Business in substantially the same manner as presently conducted and all assets used during the twelve months prior to the Closing Date (other than inventory sold to third parties or consumed in the ordinary course of business and worn out or obsolete fixed assets disposed of in the ordinary course of business) and will enable Buyer to operate the Business in substantially the same manner as operated by Company during the twelve month period prior to the Closing Date.

(f)    All of the machinery, equipment and other tangible personal property and assets included within the Purchased Assets are in working condition and repair in all respects, ordinary wear and tear not caused by neglect excepted, and are useable in the ordinary course of business.

(g)   Except as set forth in Schedule 5.8(g), the Company does not own any property that is not located on the Real Property that is used by the Company.

5.9   Accounts Receivable.  All of the notes and accounts receivable of the Company reflected on the Latest Financial Statements are, and all notes and accounts receivable of the Company as of the Closing Date will be, good and valid receivables and obligations incurred in the ordinary course of business, subject to counterclaims, charge backs, deductions, credits, set-offs and offsets not in excess of those referred to in Section 2.5(a)(ii) above.  All such accounts receivable are properly reflected on the Latest Financial Statements.  The Accounts Receivable Aging Report set forth in Schedule 5.9 is accurate and complete and will be updated as of Closing by Company.  As of the Closing Date, no person or entity will have any lien on such receivables or any part thereof (except as set forth in Schedule 5.9), and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment will have been made with respect to any such receivables other than in the ordinary course of business consistent with past practice and as reflected in the reserve therefor.

5.10 Inventory.  All of the Inventory of the Company reflected on the Latest Financial Statements, whether located at the premises of the Company or elsewhere, are of, and the Inventory of the Company on the Closing Date will consist of, a quantity and quality usable and saleable in the ordinary course of business (not in excess of 12 months historical sales for any specific inventory item), are not damaged or defective and are merchantable.  All of the Inventory consist of bona fide assets and have a use-by date, expiration date or shelf-life that expires at least 12 months’ after the Closing Date.  All of the Inventory of the Company, whether located at the premises of the Company or elsewhere, are, and as of the Closing Date will be, properly reflected on the Company’s books and records and are not and, as of the Closing Date will not be, the subject of any counterclaim, or a claim for a charge-back, deduction, credit, set-off or other offset, or any claim of a party-in-possession, such as a claim for a lien or other restriction, other than those referred to in Section 2.5(a) above that pertain to inventory reserves.  All of the Inventory, whether located at the premises of the Company or elsewhere, are and, as of the Closing Date will be, in compliance with all applicable Laws, including those pertaining to labeling and packaging.  All the Company’s products included in such Inventory comply in all respects with current FDA (as defined below in Section 5.19(b)) and FTC (as defined below in Section 5.19(b)) requirements and the requirements of Other Authorities (as defined below in Section 5.19(b)) and were handled in conformity with current FDA requirements and the requirements of Other Authorities.

5.11    Taxes.

(a)   Company has filed all Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all material respects.  All material Taxes owed by Company (whether or not shown on any Tax Return) have been paid.  Company is not currently the beneficiary of any extension of time within which to file any income Tax Return.  Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b)   There is no material dispute or claim concerning any Tax liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which Shareholders or any of the directors and officers of the Company has Knowledge based upon personal contact with any agent of such authority.

(c)   The Company has not filed a consent under Code §341(f) concerning collapsible corporations. The Company has not made any material payments, is not obligated to make any material payments, or is not a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code §280G. The Company is not a party to any Tax allocation or sharing agreement.  The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(d)   The unpaid Taxes of the Company (A) do not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Financial Statements (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company filing its Tax Returns.

The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361. (f)

5.12  Contracts and Commitments.

(a)   Except as specifically contemplated by this Agreement and except as set forth on Schedule 5.12, the Company is not a party to or bound by, whether written or oral, any: (i) bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal; (ii) Contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, any severance agreement or any agreement requiring any payment upon a change of control of the Company; (iii) Contract or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of its assets; (iv) agreements with respect to the lending or investing of funds; (v) license or royalty agreements; (vi) guaranty of any obligation, other than endorsements made for collection; (vii) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $2,000 annually; (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it; (ix) Contract or group of related Contracts (not including utility service agreements) with the same party for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year (except if such Contracts do not involve a sum in excess of $2,500 annually) or involves a sum in excess of $5,000; (x) Contract or group of related Contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days or less notice without penalties or involving more than $5,000; (xi) Contract with any officer, director, shareholder or other insider of the Company or any of its affiliates, or any family member or relative of Company or Owners (or trust for the benefit of Company or Owners or any of the foregoing), or with any entity controlled by or under common control of any such party (together, all such parties are “Related

Parties”); (xii) Contract relating to the distribution, marketing or sales of its products, including the terms of sale used by Company in connection with confirmations of any purchase orders or shipments made to customers; (xiii) warranty agreement with respect to products sold; (xiv) Contracts pursuant to which the Company subcontracts work to third parties; or (xv) other Contract material to it whether or not entered into in the ordinary course of business.

(b)   Except as set forth on Schedule 5.12, the Company has delivered to the Buyer a complete copy of each written Contract listed in Schedule 5.12 (as amended to date) and a written summary setting forth the material terms and conditions of each oral Contract referred to in Schedule 5.12.  With respect to each such Contract: (i) the Contract is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit the termination, modification, or acceleration, under the Contract; and (iii) no party has repudiated any material provision of the Contract.

5.13.  Proprietary Rights.

(a)   Neither the Company nor the Owners have interfered with, infringed upon, misappropriated, or violated any material Proprietary Rights of third parties in any material respect, and none of the Owners, Shareholders and the directors and officers of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Proprietary Rights of any third party). To the Knowledge of any Owners, Shareholder and the directors and officers of the Company, no third party has interfered with, infringed upon, misappropriated, or violated any material Proprietary Rights of Company in any material respect.

(b)   Schedule 5.13 identifies each patent or registration which has been issued to the Company or the Owners with respect to any of its Proprietary Rights, identifies each pending patent application or application for registration which the Company or Owners have made with respect to any of its Proprietary Rights, and identifies each material license, agreement, or other permission which the Company or Owners have granted to any third party with respect to any of their Proprietary Rights (together with any exceptions).  Company and Owners have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date).  Schedule 5.13 also identifies each material trade name or unregistered trademark, service mark, corporate name, Internet domain name, copyright, and material computer software item used by the Company in connection with the Business.  With respect to each item identified in Schedule 5.13:

(i)            the Company or the Owners possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction, as identified on such schedule;

(ii)           the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)         no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Owners, or any Shareholder and the directors and officers of the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)          the Company or the Owners have never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the uitem.

(c)   Schedule 5.13 identifies each material Proprietary Right that any third party owns and that Company uses pursuant to license, sublicense, agreement, or permission in connection with the Business.  The Company has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).  With respect to each such item required to be identified in Schedule 5.13:

(i)            the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(ii)           no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iii)         no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

(iv)          the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(v)            no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company, including without limitation, a failure by the Company pay any required maintenance fees).

5.14  Litigation; Proceedings.  Except as set forth on Schedule 5.14, there are no actions, suits, proceedings, orders or public investigations pending or, to Company’s Knowledge, threatened against the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis Known to the Company, Owners or Shareholders for any of the foregoing.

5.15  Brokerage Fees.  None of the Sellers have authorized any Person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such Person to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

5.16  Governmental Licenses and Permits.  Schedule 5.16 contains a complete listing and summary description of all permits, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments (collectively, the “Licenses”) owned or possessed by the Company or used by the Company in the conduct of its business.  Except as indicated on the License Schedule, the Company owns or possesses all right, title and interest in and to all of the Licenses which are necessary to conduct its business as presently conducted.  No loss or expiration of any License is, to the Company’s knowledge, threatened, pending or reasonably foreseeable other than expiration in accordance with the terms thereof.

5.17   Employees.  To the Knowledge of any of the Sellers and the directors and officers of the Company, no executive, key employee, or significant group of employees plans to terminate employment with the Company during the next 12 months, except for the Owners.

5.18    Employee Benefits.

(a)   Except as set forth in Schedule 5.18, with respect to current or former employees of the Company, independent contractors, or the spouses, beneficiaries or dependents thereof, the Company does not maintain and has not maintained, does not contribute to and has not contributed to, does not have and has not had any obligation to contribute to, and does not have and has not had any liability or potential liability with respect to any (i) qualified defined contribution or defined benefit plans or arrangements (whether or not terminated) which are employee pension benefit plans (as defined in Section 3(2) of ERISA) (the “Employee Pension Plans”); (ii) any ongoing or terminated funded or unfunded employee welfare benefit plans (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”); or (iii) any plan, policy, program or arrangement (whether or not terminated) which provides nonqualified deferred compensation benefits, bonus benefits or compensation, incentive benefits or compensation, severance benefits or compensation, “change of control” (as set forth in Code Section 280G) benefits or compensation or any program, plan, policy or arrangement which provides any health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits (“Other Plans”).  The Company does not participate in or contribute to and has not participated in or contributed to any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) nor does the Company have any other liability, including, without limitation, any potential withdrawal liability, with respect to any Multiemployer Plan, and Company has not incurred any current or potential withdrawal liability as a result of a complete or partial withdrawal (or potential partial withdrawal) from any Multiemployer Plan.  The Company does not maintain or have any obligation to contribute to (or any other liability with respect to) any funded or unfunded Employee Welfare Plan, Multiemployer Plan or Other Plan which provides post-retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than limited medical benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or otherwise required by law.  (Any Employee Pension Plan, any Employee Welfare Plan, any Other Plan and any Multiemployer Plan shall be referred to herein collectively as the “Plans”).

(b)   All Plans (and related trusts and insurance Contracts) comply in form and in operation in all material respects with the applicable requirements of ERISA and the Code and the Employee Pension Plans which are employee pension benefit plans (as defined in section 3(2) of ERISA) meet, in all material respects, the requirements of “qualified plans” under Section 401(a) of the Code, and each such Employee Pension Plan has received a favorable determination letter from the Internal Revenue Service.

Company has not incurred any liability that has not been previously satisfied in full to the Pension Benefit Guaranty Corporation (the “PBGC”), the Internal Revenue Service, the Department of Labor, any other governmental agency, any Multiemployer Plan or any Person with respect to any Plan currently or previously maintained by members of the controlled group of companies (as defined in Section 414 of the Code) that includes Company (the “Controlled Group”), and no condition exists that presents a risk to Company or any other member of the Controlled Group of incurring such a liability, other than liability for premiums due the PBGC or contributions to any Plan that are not yet due and payable.

5.19  Compliance with Laws.  The Sellers are not in violation of any Laws (including, without limitation, applicable occupational health and safety laws and regulations and applicable food and drug regulations and advertising regulations, zoning ordinances of foreign, federal, state and local governments and all agencies thereof) relating to the Business or the Purchased Assets, the Seller has not been notified in writing or has Knowledge that it has been charged with or threatened in writing with, any charge concerning any violation of any provision of any Law relating to the Business or the Purchased Assets that has not already been resolved, and the Sellers are not in violation of, or in default under, and no event has occurred which, with the lapse of time or the giving of notice, or both, would result in the violation of or default under, the terms of any judgment, decree, order, injunction or writ of any governmental authority relating to the Business or the Purchased Assets.  Without limiting the generality of the foregoing, there have been no product recalls, withdrawals or seizures with respect to any products developed, sold, licensed or delivered by the Company.  Without limiting the generality of the foregoing, except as set forth in Schedule 5.19, the Company:

(a)   is in compliance with, and the Company has not violated, the Federal Food, Drug, and Cosmetic Act,  the Federal Trade Commission Act and the Safe Drinking Water and Toxic Enforcement Act of 1986 or “Proposition 65.”  No notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by the Company or filed, commenced or threatened against the Company, alleging a violation of or liability or potential responsibility under any such law, rule or regulation which have not heretofore been duly cured and for which there is no remaining liability.

(b)   is not in receipt of notice of, or subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action or other compliance or enforcement action, relating to any of the Company’s products or the ingredients thereof or to the facilities in which such products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled, whether issued by the Food and Drug Administration (the “FDA”), the Federal Trade Commission (the “FTC”) or by any other federal, state, local or foreign authority having or asserting responsibility for the regulation of such products (“Other Authorities”).

(c)   has obtained all necessary approvals, registrations and authorizations from, has made all necessary and appropriate applications and other submissions to, and has prepared and maintained all records, studies and other documentation needed to satisfy and demonstrate compliance with the requirements of, the FDA, the FTC and Other Authorities for its current business activities relating to its products.

(d)   has not made any false statement in, or omission from, the applications, approvals, reports or other submissions to the FDA, the FTC or the Other Authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA or Other Authorities relating to its products.

(e)   has not directly or indirectly made any false statement in, or omission from, any report, study, or other documentation prepared in conjunction with the applications, approvals, reports or records submitted to or prepared for the FDA, the FTC or Other Authorities relating to its products.

(f)    has not directly or indirectly made or offered any payment, gratuity or other thing of value that is prohibited by any law or regulation to personnel of the FDA, the FTC or Other Authorities in connection with the approval or regulatory status of or the facilities in which the products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled.

(g)   is in compliance with all applicable regulations and requirements of the FDA, the FTC and Other Authorities relating to its products, including any good manufacturing or handling practices, requirements for demonstrating and maintaining the safety and efficacy of the products, export or import requirements, certificates of export, requirements for investigating customer complaints and inquiries, labeling requirements and protocols (including requirements for substantiation of marketing, advertising or labeling claims, requirements which prohibit “drug” claims or which require that the FDA receive notice of structure/function claims or pre-market notification of new dietary ingredients), labeling or registration requirements of any foreign jurisdiction into which the products are shipped or sold, shipping requirements, monitoring requirements, packaging or repackaging requirements, laboratory controls, sterility requirements, inventory controls and storage and warehousing procedures.

(h)   has not received any notification, written or verbal, which remains unresolved as of the date hereof, from the FDA, the FTC, FDA or FTC personnel or Other Authorities indicating that any of its products is unsafe or ineffective for its intended use, or has shipped or sold (or permitted to be shipped or sold) any products into any jurisdictions without first having obtained all requisite approvals, registrations and permissions from the FDA, the FTC and Other Authorities or has made claims with respect to such products which are “drug” claims or would cause such products to be deemed misbranded, or which questioned or requested the support or substantiation for any such claims.

5.20  Product Warranty; Product Liability.

(a)   Except as set forth on Schedule 5.20, no product manufactured, sold, licensed, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease, other than statutory warranties.  Except as set forth in Schedule 5.20, within the three years prior to the date of this Agreement, there have been no breaches of any warranty of any product manufactured, sold or delivered by the Company that have resulted in a material adverse effect on the Company.  Schedule 5.20 includes copies of such standard terms and conditions for sale or lease for the Company (containing applicable guaranty and warranty provisions).

(b)   There is no existing liability, claim or obligation arising from or alleged to arise from any actual or alleged injury to persons or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company.

5.21 Environmental and Safety Requirements.

(a)   Each of the Company, its predecessors and Affiliates has complied with and is in compliance with all Environmental, Health and Safety Requirements.

(b)   Each of the Company, its predecessors and affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its business.

(c)   Neither the Company nor any of its predecessors or Affiliates have received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health and Safety Requirements.

(d)   None of the following exists at any property or facility owned or operated by the Company or its predecessors or Affiliates: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(e)   Neither the Company nor any of its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including, without limitation, any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance), in a manner that has given or would give rise to obligations or liabilities, including, without limitation, any obligation or liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health and Safety Requirements.

(f)    Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health and Safety Requirements.

(g)   Neither the Company nor any of its predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any obligation or liability, including any obligation or liability for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

(h)   No facts, events or conditions relating to the past or present facilities, properties or Business of the Company or any of its predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements, or give rise to any other obligations or liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) pursuant to Environmental, Health and Safety Requirements, including, without limitation, any obligations or liabilities relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage

5.22   Insurance.  The attached Schedule 5.22 (the “Insurance Schedule”) sets forth an accurate description of each insurance policy to which Sellers have been a party, a named insured or otherwise the beneficiary of coverage at any time during the past two years with respect to the Business.  All of such insurance policies are legal, valid, binding and enforceable and in full force and effect, and Sellers have not (and never have been) in breach or default with respect to their obligations under such insurance policies.

5.23   Sufficiency of Assets.  The Purchased Assets include all of the assets necessary to permit the Buyer to conduct the Business after the Closing in a manner substantially equivalent to the manner as it is being conducted on the date of this Agreement.  Except for the Excluded Assets, no officer, director, employee or shareholder of the Company owns any asset or property used in or pertaining to the Business of the Company.

5.24   Authority.  The Owners and the Shareholders hereby represent and warrant that each of The Peak Preserve Trust, The Canyon Preserve Trust and The Canine Preserve Trust (each a “Trust,” and together, the “Trusts”) was validly created under the laws of the State of Colorado and that the person signing this Agreement on behalf of such Trust has the sole and absolute power to bind the Trust and carry out the transactions contemplated in this Agreement.  The Owners and the Shareholders have the full power and authority to enter into this Agreement and the other documents contemplated hereby, and to perform his or her or its obligations hereunder and thereunder.  This Agreement and the other documents contemplated hereby to which the Owners or the Shareholders are a party have been or will be duly executed and delivered and constitute or will constitute the valid and binding agreements of such persons, enforceable in accordance with their terms.  No beneficiary of the Trust has or will have any claim for loss, liability or damage against the Buyer or the Company as a result of the transactions contemplated in this Agreement, and the consent of no such beneficiary is necessary in order to consummate the transactions contemplated in this Agreement.

5.26   Disclosure  Neither this Agreement, nor any of the schedules, attachments or exhibits hereto, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Sellers that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VI.

6.1  Corporate Organization and Power.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2  Authorization.  The Buyer has full corporate power and authority to execute and deliver this Agreement and perform all of its obligations hereunder.  Without limiting the generality of the foregoing, the board of directors of the Buyer have duly authorized the execution, delivery, and performance of this Agreement by the Buyer.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

6.3  Brokerage Fees.  The Buyer has not authorized any Person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such Person to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

6.4  Closing Date.  All of the representations and warranties contained in this Article VI and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except to the extent that Buyer has advised Company and Owners otherwise in writing prior to the Closing.

ARTICLE VII
TERMINATION

7.1  Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)   by the mutual written consent of the Buyer, the Company and the Owners;

(b)   by either the Buyer, the Company or the Owners if the Closing has not occurred on or prior to May 30th, 2004; provided that neither Buyer, the Company nor the Owners shall be entitled to terminate this Agreement pursuant to this Section 7.1(b) if such person’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time; or

(c)   by either the Buyer, the Company or the Owners if there has been a material misrepresentation or breach of any covenant or agreement to be performed or complied with by the other party, or in the event of a material breach of any representation or warranty of the other party, pursuant to the terms of this Agreement, which breach would result in a condition to Closing set forth in Article III hereof becoming incapable of fulfillment or cure (which condition has not been waived in writing by such affected party) prior to the Closing Date; or

(d)   by the Buyer, if any conditions to Buyer’s obligations under Section 3.1 have not been satisfied for any reason; or

(e)   by the Sellers, if any conditions to Sellers’ obligations under Section 3.2 have not been satisfied for any reason; or

(f)    In the event of the termination of this Agreement by either the Buyer, the Company and the Owners under this Section 7.1, all obligations of the parties hereunder shall terminate, except for obligations set forth in this Section 7.1, 9.3 and 9.7 hereof; provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenant or agreements set forth in this Agreement.

ARTICLE VIII
INDEMNIFICATION AND RELATED MATTERS

8.1  Survival.  All representations and warranties set forth in this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and continue in full force and effect until the fifth anniversary of the Closing Date (the “Survival Period”); provided that if a claim for indemnification is made in connection with any representation or warranty set forth in this Agreement, the Survival Period will be extended with respect solely to such representation or warranty until the date of final determination of such claim.  Notwithstanding the foregoing, the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.11, 5.15, 6.1, 6.2, and 6.3 , and all covenants and agreements set forth in this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and continue in full force and effect without any time limitation thereafter.

8.2  Indemnification.

(a)   Subject to the limitations set forth in this Article VIII, the Sellers, jointly and severally, shall indemnify, defend and hold harmless the Buyer and its officers, directors, agents, employees and Affiliates from and against any and all loss, liability, deficiency, damage, diminution in value or expense (including reasonable legal expenses and costs and including interest and penalties) (a “Loss”) arising out of, relating to or resulting from (i) any breach (or any third party allegation that, if true would constitute a breach) of a representation or warranty of the Sellers, contained in this Agreement or in any other agreement contemplated herein or in any writing delivered in connection herewith (including any attachment, exhibit, schedule or certificate) (which breach shall be determined for purposes of this Article VIII without regard to any qualification based on knowledge or Seller’s Knowledge with respect to any representation or warranty made in Article V), (ii) any breach by the Sellers of any of the covenants set forth in this Agreement, or (iii) any of the Excluded Liabilities.

(b)   Solely with respect to claims referred to in Section 8.2(a)(i) above arising under the representations and warranties in Article V, other than claims arising under any representation or warranty set forth in Section 5.11, Seller shall not be liable for any such Loss until the aggregate amount of all such Losses exceeds $25,000, and then only to the extent that such Losses exceed such amount;

(c)   Subject to the limitations set forth in this Article VIII, the Buyer shall indemnify, defend and hold harmless the Sellers and their officers, directors, agents, employees and Affiliates from and against any and all Loss arising out of, relating to or resulting from (i) any breach (or any third party allegation that, if true would constitute a breach) of a representation or warranty of the Buyer, contained in this Agreement or in any other agreement contemplated herein or in any writing delivered in connection herewith (including any attachment, exhibit, schedule or certificate) (which breach shall be determined for purposes of this Article VIII without regard to any qualification based on knowledge or Buyer’s Knowledge with respect to any representation or warranty made in Article VI), or (ii) any breach by the Buyer of any of the covenants set forth in this Agreement.

(d)   If a party hereto seeks indemnification under this Section 8.2, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the Claim.  In that regard, if any suit, action, claim, liability or obligation (a “Proceeding”) shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 8.2, the Indemnified Party shall notify the Indemnifying Party of the same in writing, specifying in reasonable detail the basis of such Claim and the facts pertaining thereto and the Indemnifying Party, if it so elects and accepts full responsibility therefor, may assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses; provided, however, that (i) in the event any Proceeding shall be brought or asserted by any third party which, if adversely determined, would not entitle the Indemnified Party to full indemnity pursuant to this Section 8.2, the Indemnified Party may elect to participate in a joint defense of such Proceeding (a “Joint Defense Proceeding”) for which the expenses of such joint defense will be shared equally by such parties and the employment of counsel shall be reasonably satisfactory to both parties and (ii) if the Proceeding could not reasonably require any payment by the Indemnifying Party, the Indemnifying Party shall have no right to assume and control the defense thereof, but shall have the right to employ counsel separate from counsel employed by the Indemnified Party in such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnifying Party shall be at the expense of the Indemnifying Party unless the employment thereof has been specifically authorized by the Indemnified Party in writing.  If the Indemnifying Party elects to assume and control the defense of a Proceeding, it will provide notice thereof within 30 days after the Indemnified Party has given notice of the matter and if such Proceeding is not a Joint Defense Proceeding, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (ii) the Indemnifying Party has failed to assume the defense and employ counsel or (iii) due to the circumstances, it is appropriate or necessary for the Indemnified Party to have separate representation as a result of a conflict or potential conflict of interest that may pertain to counsel selected by the Indemnifying Party.  The Indemnifying Party shall not be liable for any settlement of any Proceeding, the defense of which it has elected to assume, which settlement is effected without the written consent of the Indemnifying Party; provided that no settlement of a Joint Defense Proceeding may be effected without the written consent of both parties.  The Indemnified Party shall not be liable for any settlement of any Proceeding by the Indemnifying Party, which settlement involves anything other than solely monetary damages, without the Indemnified Party’s written consent, which may be withheld in its sole discretion.  If there shall be a settlement to which the Indemnifying Party consents or a final judgment for the plaintiff in any Proceeding, the defense of which the Indemnifying Party has elected to assume, the Indemnifying Party shall indemnify the Indemnified Party with respect to the settlement or judgment.  If the Indemnifying Party elects to assume and control the defense or in the event of a Joint Defense Proceeding, the Indemnified Party shall take all reasonable efforts necessary to assist the Indemnifying Party in such defense.

(e)   In addition to any other remedies that the Buyer may have at law or in equity, the Buyer shall be entitled to set-off any amounts due to it from any of the Sellers pursuant to this Article VIII against any amounts otherwise payable by the Buyer to the Sellers.  In calculating the amounts payable to a party seeking indemnification under this Article VIII, the indemnifying party shall receive credit for any third-party insurance proceeds or third party payment of damages actually received by the Buyer in connection with the facts or any cause of action giving rise to the right of indemnification in excess of the sum of (a) all remaining Losses incurred or suffered by the Buyer that were not reimbursed by the Sellers for any reason, (b) the costs and expenses of pursuing such recovery, (c) the deductible associated therewith and (d) the amount of all retropremium obligations and reasonably anticipated increases resulting from such recovery.

ARTICLE IX
ADDITIONAL AGREEMENTS

9.1 Continuing Assistance.  Subsequent to the Closing, the parties hereto shall, at their own cost, assist each other (including making records available) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as any audits or litigation that ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

9.2  Tax Matters.  All sales and transfer Taxes, deed Taxes, conveyance fees, recording charges, documentary, use, stamp, registration and other such Taxes and fees (including any penalties and interest), if any, incurred in connection with Closing or the sale or transfer of any of the real Property to Buyer shall be paid by the Sellers when due, and such parties will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees; provided, that Buyer and Seller shall each pay ½ of the total amount of any Colorado taxes applicable to the sale and/or transfer of equipment and furniture, it being further understood that Sellers shall promptly (in any case within 30 days of receipt of a written invoice or statement) reimburse Buyers for Sellers’ share of any such taxes paid by Buyer to the appropriate taxing authorities.

9.3  Press Releases and Announcements.  Prior to the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company will be issued without the mutual approval of all parties hereto, except (i) the Buyer may make a press release to announce the transaction upon signature of this Agreement, but shall endeavor to provide the Company and the Owners with prior notification and the opportunity to comment on the same (provided the Sellers agree not to engage in any trading of Buyer’s stock or disclose its knowledge of such pending announcement to any party other than its professional advisors, except in a manner that is contemplated to ensure compliance with applicable securities laws and regulations), and (ii) the Buyer may make any additional public disclosure which the Buyer in good faith believes is required by law or regulation.  Subject to the foregoing exceptions, after the Closing Date and until the first anniversary of the Closing Date, no press releases related to this Agreement and the transactions contemplated herein will be issued without the parties written mutual consent.

9.4  Further Actions.  The Sellers shall execute and deliver such further instruments of conveyance and transfer and the parties will take such additional action as any other party may reasonably request to effect, consummate, confirm or evidence the transfer to the Buyer of the Purchased Assets and any other transactions contemplated by this Agreement.

9.5  Specific Performance.  The Sellers acknowledge that the Company’s business is unique and recognizes and affirms that in the event of a breach of this Agreement by any of such parties, money damages may be inadequate and the Buyer may have no adequate remedy at law.  Accordingly, the Sellers agree that the Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and such parties’ obligations hereunder not only by an action or actions for damages under the indemnification provisions of Article VIII but also by an action or actions for specific performance, injunctive and/or other equitable relief.

9.6  Investigation and Confidentiality.

(a)   Prior to the Closing Date, the Buyer may make or cause to be made such investigation of the business and properties of the Company and the Owners as it deems necessary or advisable to familiarize itself therewith; provided that such investigation shall be reasonably related to the transactions contemplated hereby.  The Sellers shall, and shall cause the Company and its officers, directors, employees and agents to, permit Buyer and its employees, agents, accounting, legal and other authorized representatives and representatives of the financial institutions which are considering participation in the financing of this transaction to, at reasonable times, (i) have full access to the premises, books and records of the Company and the Owners at reasonable hours, (ii) visit and inspect any of the properties of the Company and the Owners, and (iii) discuss the affairs, finances and accounts of the Company and the Owners with the directors and independent accountants of the Company and the Owners.

(b)   If the transactions contemplated by this Agreement are not consummated, Buyer will not disclose or use at any time any confidential information and materials concerning the Sellers, and Buyer and its representatives will use commercially reasonable efforts to return to the Sellers the originals of or destroy copies of all memoranda, notes, plans, records, documentation and other materials obtained from such parties in connection with the transactions contemplated by this Agreement which the Buyer may then possess or have under its control.  Whether or not the transactions contemplated hereby are consummated, the Sellers shall maintain the confidentiality of all information and materials regarding the Buyer and its Affiliates.  If the transactions contemplated by this Agreement are consummated, the Sellers shall not disclose or use any proprietary or other non-public information regarding the Company or the Owners (including any of same included in the Proprietary Rights), in breach of Section 10.9 or otherwise in a manner detrimental to the Business or the Buyer.

9.7  Fees and Expenses.  Except as otherwise provided herein, the parties hereto shall pay all of their own fees and expenses (including, if incurred, fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

9.8  Exclusivity.  Until this Agreement is terminated by its terms, neither of the Sellers shall (and will cause their respective Affiliates, directors, officers, employees or agents not to), (a) solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating to any (i) liquidation, dissolution or recapitalization of, (ii) merger or consolidation with or into, (iii) acquisition or purchase of assets of or any equity interest in or (iv) similar transaction or business combination involving the Company or the Owners or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other person to do or seek any of the foregoing.

9.9  Books and Records.  Sellers shall allow the Buyer’s representatives, attorneys and accountants access to the Company’s and the Owners’ books and records, upon reasonable request and during such party’s normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE X
MISCELLANEOUS

10.1  Amendment and Waiver.  This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by each of the parties hereto.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

10.2  Notices.  All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied.  Notices, demands and communications to the parties hereto will, unless another address is specified in writing, be sent to the address indicated below:

(i)            If to the Sellers, to :

120 E. Happy Canyon Rd;

Castle Rock, CO  80108

Attn:  Anthony Mark Owens

Fax: 303-814-1369 and 303-688-0325

With a copy to, which shall not constitute notice, to:

8400 E. Prentice Ave. No. 830

Greenwood Village, CO  80111

Attn:  John T. Kearns, Esq.

                                              Fax: 303-793-0221

(ii)           If to the Buyer, to:

Natural Balance, Inc., a Delaware corporation

1400 Kearns Blvd., 2nd Floor

Park City, UT 84060

Attention: Frank W. Gay II

Fax: 435-655-6080

With a copy to, which shall not constitute notice, to:

Kirkland & Ellis, LLP

333 Bush St., 26th Floor

San Francisco, CA 94104

Attention: Stephen D. Oetgen

Fax: 415-439-1500

(b)   All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 10.2 if delivered personally against proper receipt or by confirmed facsimile transmission shall be effective upon delivery and (ii) if delivered (A) by certified or registered mail with postage prepaid shall be effective five (5)  business days or (B) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective two (2) business days following the date when mailed or couriered, as the case may be.  Any party hereto may from time to time change its address for the purpose of notices to such party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

10.3  Binding Agreement; Assignment.

(a)   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)   No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) or (iii) collaterally assign all of the Buyer’s rights, interests and benefits under this Agreement to Buyer’s financing sources.

10.4  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

10.5  Entire Agreement.  This Agreement and the documents referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.  Subjection to Section 10.9 below, there are no agreements, covenants or undertakings with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein and no representations or warranties of any kind or nature whatsoever, express or implied, are made or shall be deemed to be made herein by the parties hereto except those expressly made in this Agreement.

10.6  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

10.7  Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado, without giving effect to any choice of law or conflict of law provision (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

10.8  Confidentiality Agreement.  Nothing in this Agreement shall be deemed to cancel the existing confidentiality agreement executed by and between the Buyer and the Company.  However, in the event of any conflict between the provisions of this Agreement and such confidentiality agreement, the provisions of this Agreement shall prevail.

10.9        Non-compete Agreements.

(a)           Owners shall deliver to the Buyer as soon as practicable following the Closing Date, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documentation (and copies thereof) relating to the Business which Owners may possess or have under their control.  Subject to Section 10.9(c) below, Owners agree that during the Non-Competition Period, Owners will not, directly or indirectly, either for themselves or for any other person, partnership, corporation or company, permit their names to be used by or participate in any business or enterprise that sells, markets or distributes nutritional supplements or similar products to (a) any health food stores in the United States of America and its possessions and territories as well as Canada (including independent health food stores, local, regional and national chains of health food stores and/or natural grocery stores, including Wild Oats, Whole Foods, GNC and Vitamin Shoppe), or (b) any customer, distributor or similar party with or to whom Owens or Natural Balance, Inc., a Colorado corporation, did business or sold products for the twenty four month period prior to the Closing Date (the “Restrictive Territories”).  For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, stockholder, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, investor, lender, owner or otherwise; provided that the term “participate” shall not include ownership of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. Owners acknowledge that the restrictions set forth above are reasonable and necessary with respect to duration, geography and scope to protect the goodwill of the business being sold pursuant to this Agreement. Subject to Section 10.9(c) below, during the Non-Competition Period, Owners shall not (i) induce or attempt to induce any employee of Buyer or its Affiliates to leave its employ or in any way interfere with the relationship between Buyer and its Affiliates and their respective employees, (ii) solicit or hire any person who was an employee of Buyer or its Affiliates at any time during the Non-Competition Period or (iii) induce or attempt to induce any supplier, licensee, licensor, franchisee or other business relation of Buyer or its Affiliates to cease doing business with them or in any way interfere with the relationship between Buyer or any of its Affiliates and any such person or business relation (including, without limitation, making any negative statements or communications about Buyer or its Affiliates).

(b)           The Parties hereto agree that Buyer would suffer irreparable harm from a breach by Owners of any of the covenants or agreements contained in this Section 10.9 and that money damages would not be an adequate remedy for any such breach.  In the event of a breach or threatened breach by Owners of any of the provisions of this Section 10.9, Buyer or its successors or assigns, in addition to all other rights and remedies existing in its favor, shall be entitled to specific performance and/or injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (including, without limitation, the extension of the Non-Competition Period by a period equal to the length of the violation of this Section 10.9), without posting any bond or other security.  In the event of an alleged breach or violation by Owners of any of the provisions of this Section 10.9, the Non-Competition Period described above shall be tolled until such alleged breach or violation has been duly cured.  Owners agree that these restrictions are reasonable.  If, at the time of enforcement of any of the provisions of this Section 10.9, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  Owners agree that the covenants made in Section 10.9 shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

(c)           Nothing in this Section 10.9 shall prevent Anthony Mark Owens from pursuing the development, licensing, marketing, distribution and other exploitation of product concepts he purchases from Buyer, but only to the extent specifically permitted by the separate Consulting Agreement between Anthony Mark Owens and Buyer.

*              *              *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BUYER:		COMPANY:

NATURAL BALANCE, INC.,		NATURAL BALANCE, INC.,
A DELAWARE CORPORATION		A COLORADO CORPORATION

By:	/s/ Jeffrey A. Hinrichs	By:	/s/ Anthony Mark Owens

Its:	Vice President	Its:	President and CEO

OWNERS AND SHAREHOLDERS:

/s/ Anthony Mark Owens		/s/ Kathleen Rand Burke
Anthony Mark Owens		Kathleen Rand Burke, as Trustee of The Peak Preserve Trust

/s/ Caroline S. Owens		/s/ Kathleen Rand Burke
Caroline S. Owens		Kathleen Rand Burke, as Trustee of The Canyon Preserve Trust

/s/ Kathleen Rand Burke
Kathleen Rand Burke, as Trustee of The Canine Preserve Trust

LIST OF EXHIBITS AND ATTACHMENTS

Exhibit A	—	Description of Sales and Executive Offices
Exhibit B	—	Description ofManufacturing, Distribution and Accounting Facilities
Exhibit C	—	Consulting Agreement Summary
Exhibit D	—	R&D Bonus Summary
Exhibit E	—	Lease Agreement Summary
Attachment A	—	New Products